Exhibit 10(p)
EMPLOYMENT AGREEMENT
     This Employment Agreement is dated June 17, 2011 and replaces and supersedes the present employment agreement effective April 1, 2009, between Saga Communications, Inc. (the Corporation) and Edward K. Christian (Christian) (2009 Employment Agreement), the Amendment to Employment Agreement dated March 31, 2009 (Amendment) and all other agreements between Christian and the Corporation.
     NOW THEREFORE, IN CONSIDERATION of the promises and covenants of this Employment Agreement, it is hereby agreed as follows:
     1. The Corporation hereby agrees to employ Christian, as Chairman, President and Chief Executive Officer of the Corporation and in such additional capacities for the Corporation and/or its affiliates as the Corporation may from time to time direct. The term (hereinafter referred to as “the Term”) of Christian’s employment under this Agreement shall commence on the date hereof and, except as it may be earlier terminated pursuant to the provisions hereof, shall terminate March 31, 2018.
     2. Christian hereby accepts such employment and agrees to devote such of his working time and effort as shall be necessary to perform his duties.
     3. During the Term of this Agreement, the Corporation shall maintain an office for Christian in its corporate offices in Grosse Pointe Farms, Michigan, as well as maintain another office for him in Sarasota County, Florida at the Corporation’s expense.
4.	(a) The Corporation shall pay to Christian for all services rendered by him under this Agreement an annual salary at the rate of $860,000 per year effective June 1, 2011, payable in installments of two (2) week intervals. In addition, Christian shall be eligible to participate, in accordance with their terms, in all medical and health plans, life insurance, profit sharing, 401(k) plan and such other employment benefits and stock option programs as are maintained by the Corporation or its affiliates for other key employees performing services; provided that the Corporation and its affiliates shall at all times be free to terminate, modify or amend such plans. During the Term the Corporation will maintain in force all existing policies of insurance on Christian’s life, including the existing split dollar policy. During the Term, the Corporation shall also pay for Christian to participate in an executive medical plan and shall maintain in force its existing medical reimbursement policy. If any provision of the executive medical plan or existing medical reimbursement policy is prohibited by changes in applicable law or a change in the Corporation’s medical plan, the Corporation shall reimburse Christian the costs of such health insurance and medical reimbursement comparable to the existing provisions of each plan or policy.
(b) Upon written election by Christian delivered to the Corporation, Christian may defer any or all of the annual salary payable to Christian pursuant to this Section during the Term. For deferral of annual salary payable in calendar year 2012, Christian shall provide written election of such deferral to the Corporation no later than the latter of December 31, 2011 or 30 days after the date Christian first becomes eligible to participate in the deferral program. For deferral of annual salary payable in any calendar year after 2012, Christian shall provide written election of such deferral no later than December 31st of the prior calendar year. Any election of deferral shall state the amount of such deferral and the date or dates upon which such deferred compensation shall be paid and such written deferral program shall be in compliance with Internal Revenue Code Section 409A and be part of this Agreement.
     5. On each anniversary of the Effective Date beginning on June 1, 2012, the Corporation’s Compensation committee shall determine in its discretion the amount of any increase (but not decrease) to Christian’s then existing annual salary provided, however, that such increase shall not be less than the greater of three percent (3%) or the cost of living increase determined under paragraph 7. Further, Christian shall be eligible for a Chief Executive Incentive Bonus awarded at the discretion of the Board of Directors.
     6. Christian shall also have the opportunity to earn an annual performance bonus pursuant to the terms of the Chief Executive Officer Annual Incentive Plan of Saga Communications, Inc., originally effective as of January 1, 2000 and as amended effective as of January 1, 2005. For any fiscal year of the Corporation, Christian’s largest performance bonus amount shall be one hundred percent of the Base Compensation for each such fiscal year provided, however, that the Corporation’s Compensation Committee shall determine the actual bonus amount to be paid for each fiscal year based on the Corporation and Christian’s performance and achievement of the target performance goals established by the Corporation’s Compensation Committee ninety (90) days after the beginning of each fiscal year. Such annual performance bonus shall be payable as soon as reasonably practicable following, and no event later than, two months following the end of the fiscal year for which the Annual Performance Bonus is earned.

     7. The cost of living increase in paragraph 5 shall be based on the percentage increase in the consumer Price Index for all cities (“CPI”) published by the Bureau of Labor Statistics of the United States Department of Labor (or such other comparable standard as may then be in effect) determined by comparing the respective year end CPI’S of the two previous calendar years.
     8. In addition to the salary specified in paragraph 4, the annual increases and bonus specified in paragraph 5, and the bonuses in paragraph 6, Christian shall be eligible for awards in such amounts as shall be approved by the Corporation’s Compensation Committee from time to time, under the terms of the 2005 Incentive Compensation Plan and any amendment thereof, under the Corporation’s then current incentive compensation plan, or as otherwise determined by the Compensation Committee of the Corporation in its discretion based on the performance of the Corporation and the accomplishment of objectives established by the Compensation Committee.
     9. The Corporation shall cause Christian to be reimbursed for all reasonable expenses incurred by him in the performance of his duties hereunder in each case in accordance with the Corporation’s rules and regulations as in effect from time to time.
     10. During his employment hereunder, the Corporation agrees that Christian shall be furnished with an automobile to be used in connection with the duties hereunder, payment for the expenses of such automobile, and such other fringe benefits as have been afforded him in the past or as consistent with his position.
     11. Christian shall be entitled to four (4) weeks of paid vacation time to be awarded upon Christian’s anniversary date with the Corporation. Unused vacation shall accrue and roll over to successive years. Christian shall provide a signed statement each year as to the amount of vacation he uses and the amount to be carried forward. Accrued unused vacation shall be paid out to Christian upon termination of employment (or to Christian’s estate if his death is the reason for termination).
     12. If Christian, during the Term of this Agreement, shall fail to render substantially the services required of him hereunder for a continuous period of eight (8) months or an aggregate period of twelve (12) months during any eighteen (18) consecutive months (excluding vacations) by reason of his physical or mental disability, as determined by a physician acceptable to the Corporation and Christian, either party shall have the right to terminate this Agreement effective upon thirty (30) days’ notice at any time after the eight (8) month or twelve (12) month period, as the case may be, so long as the disability is continuing.
     13. The Corporation may terminate Christian’s employment in the event Christian suffers a disability (as defined in paragraph 12 above). After the Termination Date, which in this event shall be the date upon which notice of termination is given, no further compensation shall be payable under this Agreement except that Christian shall receive the accrued portion of any salary and bonus through the Termination Date, less standard withholdings for tax and social security purposes. In the case of a bonus, it shall be payable upon such date or over such period of time which is in accordance with the applicable bonus plan. In addition to these payments, Christian shall receive severance pay equal to 100% of his then Base Salary for 15 months payable in equal monthly installments. After the Termination Date, which in this event shall be the date upon which notice of termination is given, any award previously granted to Christian by the Corporation under the Corporation’s 2005 Incentive Compensation Plan or then current incentive compensation plan, including without limitation those grants described in Paragraph 8 of this Agreement, shall become immediately one hundred percent (100%) vested to the extent permitted by law. This compensation in this paragraph 13 is in addition to and without offset by any benefits or payments Christian shall be entitled to under the Corporation’s long-term disability policy.
     14. In the event Christian’s employment hereunder is terminated by reason of his death, the Corporation shall pay and provide to the legal representative of his estate, the following:
(a)	The Corporation shall provide to the legal representative of Christian’s estate a lump sum payment equal to Christian’s then current Base Salary as set out in paragraph 4.
(b)	As of the date of Christian’s termination of employment for death, any award previously granted under the Corporation’s 2005 Incentive Compensation Plan or then current incentive compensation plan, shall become immediately vested to the extent allowed by law.
(c)	The Corporation shall continue the provision of health care coverage in accord with paragraph 21 for Christian’s spouse.
     15. The Corporation may, by the vote of a majority of independent directors of the Corporation, terminate Christian’s employment under this Agreement at any time “for cause” which term, as herein defined, shall mean, conviction of a felony; willful misconduct; gross neglect of duty; material breach of fiduciary duty to the Corporation; or material breach of this Agreement provided, however, that Christian may be terminated “for cause” only after not less than thirty (30) days’ notice to Christian and an opportunity for Christian to be heard and to address the charges levied. If legal action is initiated by Christian to enforce this Agreement and cause is not proven by the Corporation, the Corporation shall reimburse Christian his legal fees to enforce this Agreement.
     16. Christian shall have the right to terminate his employment, at any time, under this Agreement following a Change in Control. For the purpose of the Agreement, “Change in Control” shall mean:
The consummation of a sale or transfer of contract of all or substantially all of the assets or stock of the Corporation or the consummation of a merger or consolidation involving the Corporation which the Corporation is not the surviving corporation.
     17. Upon the happening of a change of control as defined in paragraph 16, the Corporation will thereupon pay Christian an amount of cash equal to 2.99 times the average of Christian’s total annual salary set out in paragraph 4 and bonus in paragraphs 5 and 6 for each of the three immediately preceding (and not overlapping) periods of twelve consecutive months. In addition, the Corporation shall pay Christian such amount as is necessary to enable Christian to pay all tax liabilities under Internal Revenue Code Sections 280G and 4999 and all federal and state tax liabilities arising by reason of payments received pursuant to this sentence, it being the intent of the parties that Christian be made whole with respect to the economic effect of Internal Revenue Code Sections 280G and 4999 in connection with his employment.
     18. Christian acknowledges that during the course of his affiliation with the Corporation, he has or will have access to and knowledge of certain information and data which the Corporation considers confidential or proprietary and the release of such information or data to unauthorized persons would be extremely detrimental to the Corporation. As a consequence, Christian hereby agrees and acknowledges that he owes a duty to the Corporation not to disclose, and agrees that without the prior written consent of the Corporation, at any time, either during or after his employment with the Corporation, he will not communicate, publish or disclose, to any person anywhere, or use for his own account any Confidential Information (as hereinafter defined), except as may be necessary or appropriate to conduct his duties hereunder, provided Christian is acting in good faith and in the best interest to the Corporation, or as may be required by law or judicial process. Christian will use his best efforts at all times to hold in confidence and to safeguard any Confidential Information from falling into the hands of any unauthorized person and, in particular, will not permit any Confidential Information to be read, duplicated or copied. Christian will return to the Corporation all Confidential Information in his possession or under his control whenever the Corporation shall so request, and in any event will promptly return all such Confidential Information if Christian’s relationship with the Company is terminated for any or no reason and will not retain any copies thereof. For purposes hereof the term “Confidential Information” shall mean any information or data used by or belonging or relating to the Corporation or any of its subsidiaries or Affiliates that is not known generally to or available for use by the industry in which the Corporation is or may be engaged, other than as a result of Christian’s actions or omission to act, and which the Corporation maintains on a confidential basis, including, without limitation, any and all trade secrets, proprietary data and information relating to the Corporation’s business and products, price list, customer lists, processes, procedures or standards, know-how, manuals, business strategies, records, drawings, specifications, designs, financial information, whether or not reduced to writing, or information or data which the Corporation advises Christian should be treated as confidential information. The covenants made in this paragraph 18 shall remain in effect during the term of Christian’s relationship with the Corporation and, in the case of confidential Information that constitutes trade secrets under the Uniform Trade Secrets Act, shall survive the termination of such relationship for any reason indefinitely, and, in the case of all other Confidential Information, shall survive for a period of five (5) years after such terminations. Christian further agrees and acknowledges that Confidential Information, as between the Corporation and Christian shall be deemed and at all times remain and constitute the exclusive property of the Corporation.
     19. All material and ideas pertaining to the business of the Corporation or any of its subsidiaries that are acquired, obtained, created or developed during the term of this Agreement shall belong solely to the Corporation.
     20. At any time during the Term of this Agreement should Christian voluntarily terminate his employment with the Corporation, or in the event this Agreement is terminated “for cause” by the Corporation pursuant to the provisions of Section 12 hereof, Christian agrees that for a period of three (3) years thereafter he shall not, without written permission from the Corporation, directly or indirectly own, manage, operate, joint venture, control, be employed by or participate in the ownership, management, operation, control of or be connected in any with, any radio or television station the primary transmitter of which is located within 65 miles of the community license of a radio or television station (i) then operated by the Corporation or any subsidiary thereof or (ii) then subject to a sale or purchase contract to which the Corporation or any subsidiary or parent thereof is a party.
     21. During the Term of this Agreement if Christian’s employment with the Corporation is terminated for any reason, including death, disability or voluntary resignation by Christian, other than a “for cause” termination by the Corporation, the Corporation shall continue to provide health insurance and medical reimbursement, commensurate with all health insurance and medical reimbursement programs that are maintained by the Corporation or its affiliates for current employees performing services to the Corporation to Christian and his spouse and to maintain in force all existing life insurance policies for a period of ten (10) years. If Christian’s employment is terminated other than for cause, the ownership of the current split life insurance policy shall be transferred to the Edward K. Christian and Judith D. Christian Irrevocable Trust dated January 26, 2004 and the Corporation shall reimburse Christian or his estate to the extent allowed by law for any tax consequences of that transfer. If any of the provisions in Paragraph 17 or this Paragraph 21 are prohibited by changes in applicable law, the Corporation shall reimburse Christian the costs of health insurance and medical disbursement programs comparable to that provided current employees of the Corporation that he may secure, for this same period of 10 years. If Christian predeceases his current spouse, Judith A. Christian, these provisions shall be applicable to her. At the conclusion of the above ten (10) year period, Christian or his spouse, at his/her option and expense, and if permitted by law, may continue such health insurance for a period of 18 months at his/her own expense.
     22. Any notice hereunder shall be effective if given or tendered by registered or certified mail, return receipt requested, to Saga Communications, Inc., or to Christian addressed to its/his respective attention at:
73 Kercheval Avenue
Grosse Pointe Farms, MI 48236
or at such other address as may be set forth in a notice hereunder.
     23. This Agreement shall be binding upon and shall inure to the benefit of the Corporation, its successors and any corporation, person, firm, or other entity which succeeds to all or substantially all of the business, assets, or property of the Corporation. The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business, assets or property of the Corporation, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the corporation would be required to perform it if no such succession had taken place. As used in this Agreement, the “Corporation” shall mean the Corporation as hereinbefore identified and any successor to its business, assets or property as aforesaid which executes and delivers an agreement provided for in this Section 23 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. This agreement, however, shall not be assignable by the Corporation without the prior written consent of Christian.
     24. This Agreement and all rights of Christian hereunder shall inure to the benefit of and be enforceable by Christian’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Christian should die while any amounts are due and payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid to Christian’s designated beneficiary or, if there be no such designated beneficiary, to the legal representatives of Christian’s estate.
     25. If a final judicial determination is made that any provision of this Agreement is an unenforceable restriction against Christian or Corporation, the provisions hereof shall be rendered void only to the extent that such judicial determination finds such provisions unenforceable, and such unenforceable provisions shall automatically be reconstituted to comply with the judicial determination and become a part of this Agreement, effective as of the date first written above, to the maximum extent in favor of Christian that is lawfully enforceable. A judicial determination that any provision of this Agreement is unenforceable shall in no instance render the entire Agreement unenforceable, but rather the Agreement will continue in full force and effect absent any unenforceable provision to the maximum extent permitted by law.

     26. If it shall be determined that any amount paid, distributed or treated as paid or distributed by the Corporation to or for Christian’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section, (“a Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the “Code”) or any interest or penalties are incurred by Christian with respect to such excise tax (such excise tax, together with any such interest and penalties, the “Excise Tax”), Christian shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Christian of all federal state and local taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest in penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Christian retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.
(a)	All determinations required to be made under this Section 26, including whether and when a Gross-Up payment is required and the amount of such Gross-Up Payment and the assumption to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm (the “Accounting Firm”) selected by the Corporation that shall provide detailed supporting calculations both to the Corporation and Christian within 15 business days of the receipt of notice from Christian that there has been a payment, or such earlier time as is requested by the Corporation. All fees and expenses of the Accounting Firm shall be borne by the Corporation. Any Gross-Up Payment, as determined pursuant to this Section 26, shall be paid by the Corporation to Christian within five days of the receipt of the Accounting Firm’s determination. Any determination by the Account firm shall be binding upon the Corporation and Christian. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Corporation should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Corporation exhausts its remedies pursuant to this Section 26 and Christian thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that occurred and any such Underpayment shall be promptly paid by the Corporation to or for Christian’s benefit. Notwithstanding the foregoing, any Gross-Up Payment, including any Underpayment, will be made only in a manner and to the extent (and at the earliest date or dates) such that Section 409A of the Code will not be violated.
(b)	Christian shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Corporation of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Christian is informed in writing of such claim and shall apprise the Corporation of the nature of such claim and the date on which it gives such notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Corporation gives notice to Christian in writing prior to the expiration of such period that it desires to contest such claim, Christian shall: (i) give the Corporation any information reasonably requested by the Corporation relating to such claim; (ii) take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation; (iii) cooperate with the Corporation in good faith in order to effectively contest such claim; and (iv) permit the Corporation to participate in any proceeding relating to such claim; provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Christian harmless, on an after-tax basis, from any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expense.

Without limitation on the foregoing provisions of this Section 26, the Corporation shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals proceedings, hearings and conference with the taxing authority in respect of such claim and may, at its sole option, either direct Christian to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Christian agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, however, that if the Corporation directs Christian to pay such claim and sue for a refund, the Corporation shall advance the amount of such payment to Christian, on an interest-free basis, and shall indemnify and hold Christian harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for Christian’s taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Corporation’s control of the contest shall be limited to issue with respect to which a Gross-Up

Payment would be payable hereunder and Christian shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority, so long as such action does not have a material adverse effect on the contest being pursued by the Corporation.
(c)	If, after Christian’s receipt of any amount advanced by the Corporation pursuant to this Section 26, Christian becomes entitled to receive any refund with respect to such claim, Christian shall (subject to the Corporation’s complying with the requirements of this Section 26) promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after Christian’s receipt of an amount advanced by the Corporation pursuant to this Section 26, a determination is made that Christian shall not be entitled to any refund with respect to such claim and the Corporation does not notify Christian in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
     27. Christian shall not be required to seek other employment to reduce any severance benefits payable to him under paragraphs 13 and 17 and no such severance benefit shall be reduced on account of any compensation received by Christian from other employment. The

Corporation’s obligation to pay benefits (severance or otherwise) under this Agreement shall not be reduced by any amount owed by Christian to the Corporation.
     28. This Agreement may be modified or terminated only in writing signed by both parties and shall not be assigned by either party without the prior written consent of the other. Any attempted assignment without such consent shall be void. This Agreement contains the entire understanding of the parties with respect to its subject matter and, on entering into it, neither party has relied upon any representation, warranty or covenant not expressly set forth herein.
     29. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.
     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first set forth.

SAGA COMMUNICATIONS, INC.
By:	/S/ Gary Stevens
Gary Stevens
Chair, Compensation Committee

By:	/S/ Edward K. Christian
Edward K. Christian

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